Exhibit 99.1

Company Contact:	Investor Relations Contact:
Doug Norby	Lippert/Heilshorn & Associates
Senior Vice President, Chief Financial Officer	Lillian Armstrong/Moriah Shilton
Mike Forman	415-433-3777
Vice President, Finance and Administration	Moriah@lhai-sf.com
408-894-0700

TESSERA TECHNOLOGIES PRICES FOLLOW-ON OFFERING

SAN JOSE, Calif., March 26, 2004 – Tessera Technologies, Inc. (Nasdaq: TSRA) today announced it priced its follow-on offering of 4,100,000 secondary shares at $18.43 per share. All of the shares in the proposed offering were offered by selling stockholders. The selling stockholders also have granted the underwriters an option to purchase an additional 615,000 shares to cover over-allotments, if any. The company will not receive any proceeds from this offering.

Lehman Brothers is acting as the sole book-running manager, with Merrill Lynch & Co. acting as joint lead manager, and Piper Jaffray, SG Cowen Securities Corporation and Wachovia Securities acting as co-managers of the proposed offering. The offering of the securities is made only by means of a prospectus, copies of which may be obtained from Lehman Brothers c/o ADP Financial Services, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717, phone 631-254-7106

About Tessera

Tessera develops semiconductor packaging technology that meets the demand for miniaturization and increased performance of electronic products. Tessera licenses its technology to its customers, enabling them to produce semiconductors that are smaller and faster, and incorporate more features. These semiconductors are utilized in a broad range of communications, computing and consumer electronic products.

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